Exhibit (d)(9)
OCLARO, INC.
Nonstatutory Stock Option Agreement
(under the Offer to Exchange Program)
1. Grant of Option.
     This agreement evidences the grant by Oclaro, Inc., a Delaware corporation (the “Company”), as of the date of grant (the “Grant Date”) to the individual listed on the attached Notice of Grant (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s Amended and Restated 2004 Stock Incentive Plan and the Avanex Corporation 1998 Stock Plan, as applicable under the Offer to Exchange (the “Plan”), the number of shares (the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”) at the price per share set forth in the Notice of Grant. Unless earlier terminated, this option shall expire at 5:00 p.m., Pacific time, on the seventh anniversary of the Grant Date (the “Final Exercise Date”).
     It is intended that the option evidenced by this agreement shall not be a U.S. incentive stock option as defined in Section 422 of the U.S. Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.
2. Vesting Schedule.
     This option will become exercisable (“vest”) as described in the Offer to Exchange.
     The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.
3. Exercise of Option.
     (a) Form of Exercise. Each election to exercise this option shall be in writing, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than ten whole shares.
     (b) Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee or officer, consultant, the Company or any parent or subsidiary of the Company (an “Eligible Participant”).

     (c) Termination of Relationship with the Company.
          (1) If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.
          (2) The Plan and this option shall not form any part of any contract for services or contract of employment between the Company or any past or present subsidiary and neither the Plan nor this agreement shall confer any legal or equitable rights (other than those constituting this option) on the Participant against the Company or any past or present subsidiary, directly or indirectly, or give rise to any cause of action in law or in equity against the Company or any past or present subsidiary.
          (3) In no circumstance shall the Participant on ceasing to hold the consultancy, office or employment by virtue of which he or she is or may be eligible to participate in the Plan be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan or this option which he or she might otherwise have enjoyed (including, without limitation, the lapse of this option or part thereof by reason of his ceasing to hold a consultancy position, office or ceasing to be employed by the Company or any past or present subsidiary) whether such compensation is claimed by way of damages for wrongful dismissal or other lawful or unlawful breach of contract or by way of compensation for loss of office or otherwise.
     (d) Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.
     (e) Discharge for Cause. If the Participant, prior to the Final Exercise Date, is discharged by the Company for “cause” (as defined below), the right to exercise this option shall terminate immediately upon the effective date of such discharge. “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant shall be considered to have been discharged for “Cause” if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.
4. Nontransferability of Option.
     This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.
5. Provisions of the Plan.
     This option is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this option.
6. Tax Obligations.
     Regardless of any action the Company or Participant’s Employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, or other Tax-Related withholding (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related items legally due by Participant is and remains Participant’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the option grant, including the grant, vesting or exercise of the option, the subsequent sale of Shares of shares acquired pursuant to such exercise and the receipt of any dividends; and (2) do not commit to structure the terms of the grant or any aspect of the option to reduce or eliminate Participant’s liability for Tax-Related Items or to achieve any particular tax result. Further, if Participant becomes subject to tax in more than one jurisdiction between the date of grant of the replacement option and the date of any relevant taxable or tax withholding event, as applicable, and Participant acknowledges that the Company and/or Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to exercise of the option, Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer, if any. In this regard, Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by Participant from Participant’s compensation paid to Participant by the Company and/or Employer or from proceeds of the sale of shares of Shares. Alternatively, or in addition, if permissible under local law, the Company may (1) sell or arrange for the sale of Shares that Participant acquires to meet the withholding obligation for Tax-Related Items and/or (2) withhold in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount. Finally, Participant will pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means previously described. The Company may refuse to honor the exercise and refuse to deliver the Shares if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section.
7. Nature of Grant.
     In accepting the grant, Participant acknowledges that:
     (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
     (b) the grant of the option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted repeatedly in the past;
     (c) all decisions with respect to future option grants, if any, will be at the sole discretion of the Company;
     (d) Participant’s participation in the Plan shall not create a right to further employment with the employer and shall not interfere with the ability of the Employer to terminate Participant’s employment relationship at any time with or without cause;
     (e) Participant is voluntarily participating in the Plan;
     (f) the option is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Participant’s employment contract, if any;
     (g) the option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;
     (h) in the event that Participant is not an employee of the Employee, the option grant will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the option grant will not be interpreted to form an employment contract with the Employer or any subsidiary or affiliate of the Company;
     (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty;
     (j) if the underlying Shares do not increase in value, the option will have no value;
     (k) if Participant exercises Participant’s option and obtains Shares, the value of those Shares acquired upon exercise may increase or decrease in value, even below the exercise price;

     (l) in consideration of the grant of the option, no claim or entitlement to compensation or damages shall arise from termination of the option or diminution in value of the option or Shares purchased through exercise of the option resulting from termination of Participant’s employment the Company or the Employer (for any reason whatsoever) and Participant irrevocably releases the Company and the Employer from any such claim that may arise; if, not withstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, Participant shall be deemed irrevocably to have waived Participant’s entitlement to pursue such claim; and
     (m) in the event of termination of Participant’s employment, Participant’s right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed and will not be extended by any notice period mandated under the local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment, Participant’s right to exercise the option after termination of employment, if any, will be measured by the date of termination of Participant’s active employment and will not be extended by any notice period mandated under local law; the Company shall have the exclusive discretion to determine when Participant are no longer actively employed for purposes of Participant’s option grant.
8. Data Privacy.
     Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this document by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.
     Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
     Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that Participant may, at any time, view the Data, request additional information about the storage processing of the Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative. Participant understands, however, that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.
     9. Electronic Delivery.
     The Company may, in its sole discretion, decide to deliver any documents related to the option and participation in the Plan or future options that may be granted under the Plan by electronic means or to request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     10. Severability.
     The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     11. Appendix A.
     Notwithstanding any provisions in this Agreement, the option grant shall also be subject to the special terms and conditions set forth in Appendix A to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix A, the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions are necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

APPENDIX A
COUNTRY SPECIFIC
SPECIAL TERMS AND CONDITIONS
OF THE
OCLARO, INC. NONSTATUTORY STOCK OPTION AGREEMENT
(UNDER THE OFFER TO EXCHANGE PROGRAM)
FOR INTERNATIONAL GRANTS
TERMS AND CONDITIONS
This Appendix A, which is part of the Oclaro, Inc. Nonstatutory Stock Option Agreement (under the Offer to Exchange Program)(the “Agreement”), contains additional terms and conditions of the Agreement that will apply to Participant if he or she resides in one of the countries listed below. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and/or the Agreement.
NOTIFICATIONS
This Appendix A also includes information regarding exchange control and certain other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2009. Such laws are often complex and change frequently. The Company therefore strongly recommends that Participant not rely on the information in this Appendix A as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when Participant vests in the option, exercises the option, and/or sells any Shares issued pursuant to the option.
CANADA
TERMS AND CONDITIONS
The following sentence is added to the end of section 3(c)(1):
“Should Participant be involuntarily terminated, the date of termination shall be the earlier of (i) the date Participant receives notice of termination of employment from the Company or its subsidiaries, or (ii) the date Participant is no longer actively employed by the Company or its subsidiaries, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law).”
The following language replaces subparagraph (m) of section 7, “Nature of Grant,” of the Agreement:
“(m) in the event of termination of employment (whether or not in breach of local labor laws), Participant’s right to receive the option and vest in the option under the Plan, if any, will terminate effective as of the date that Participant receives notice of termination regardless of when such termination of employment is effective; furthermore, in the event of termination of employment (whether or not in breach of local labor laws), Participant’s right to exercise the option after termination of employment, if any, will be measured by the date Participant receives notice of termination; the Company shall have the exclusive discretion to determine when Participant is no longer actively employed for purposes of his or her option grant.”
CHINA
TERMS AND CONDITIONS
The following two sentences as added to the end of section 3(a) of the Agreement:
“The full exercise price for the option shall be paid to the Company by consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Company. All options being exercised at any time must be sold at the time of exercise (i.e., mandatory full cashless exercise). Depending on the development of local laws, the Company reserves in its absolute discretion the right to provide Participant with additional methods of paying the exercise price prior to the date when the option first becomes exercisable.”
The following sentence is added to section 3(d) of the Agreement:
“The option may be exercised by Participant, the authorized transfer of the estate or by the legatee of Participant under the will of Participant not later than six (6) months after the date of termination of employment or the Final Exercise Date, which ever is earlier.”
The following provision is added to the Agreement as subparagraph (n) of section 7:
“(n) Participant agrees to remit all of his or her proceeds from the sale of any Shares acquired upon exercise of the option back to the bank account in China designated by the Company.”
GERMANY
NOTIFICATIONS
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Participant uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Shares acquired under the Plan, the bank will make the report for Participant.
HONG KONG
NOTIFICATIONS
SECURITIES NOTICE: The Offer to Exchange, any grant of replacement options that you may receive in exchange for eligible options and any Company’s shares issued to you upon exercise of your replacement options do not constitute a public offering of securities under Hong Kong law and are available only to eligible employees of the Company and its subsidiaries. The Agreement for participants outside the U.S., including any country-specific appendix thereto, the Offer to Exchange, the Plans and any incidental communications that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Offer to Exchange, any replacement options that you may receive for the exchange of eligible options and any documentation related thereto are intended solely for the personal use of each eligible employee and may not be distributed to any other person. If you are in doubt about any of the contents of the Offer to Exchange, the Plans, the option agreement for participants outside of the U.S., including any country-specific appendix thereto, or the Plans, you should obtain independent professional advice.
Sale Restriction
Due to securities laws in Hong Kong, and notwithstanding anything contrary in the Offer to Exchange, the Agreement, or the Plans, in the event your replacement options vest and you or your heirs and representatives exercise the replacement options such that Shares are issued to you or your heirs and representatives within six months of the date of grant, you agree that you or your heirs and representatives will not dispose of any Shares acquired prior to the six-month anniversary of the date of grant.
ITALY
TERMS AND CONDITIONS
The following two sentences are added to the end of section 3(a) of the Agreement:
“The full exercise price for the option shall be paid to the Company by consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Company. All options being exercised at any time must be sold at the time of exercise (i.e., mandatory full cashless exercise). Depending on the development of local laws, the Company reserves in its absolute discretion the right to provide Participant with additional methods of paying the exercise price prior to the date when the option first becomes exercisable.”
NOTIFICATIONS
Exchange Control Information. Participant is required to report in his or her annual tax return: (a) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Shares acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Participant is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Participant’s behalf.
MALAYSIA
NOTIFICATIONS
Exchange Control Information. Because exchange control regulations change frequently and without notice, Participant should consult his or her legal advisor before selling Shares to ensure compliance with current regulations. It is Participant’s responsibility to comply with exchange control laws in Malaysia, and neither the Company nor Participant’s Employer will be liable for any fines or penalties resulting from failure to comply with applicable laws. For purposes of compiling balance of payment statistics on the inflow and outflow of funds from Malaysia, the Bank Negara Malaysia must be notified of any remittance of funds between residents and non-residents of an amount equivalent to RM200,001 or greater from Malaysia.
Director Notification Requirement. If Participant is a Director of the local Subsidiary, he or she must notify the local subsidiary of the grant and also provide notice of any change in his or her interest in the option (e.g. exercise, sale of Shares).

SWITZERLAND
There are no country specific provisions.
THAILAND
NOTIFICATION
Exchange Control Information. Participant is responsible for complying with all exchange control requirements that apply when Participant receives dividends paid on the Shares and receives proceeds from the sale of Shares.
UNITED KINGDOM
TERMS AND CONDITIONS
Options Payable Only in Shares. Notwithstanding any provision in the Plan or the Agreement, your options shall be paid in Shares only and do not provide any right for you to receive a cash payment.
The following provision replaces the second sentence through the end of section 6 of the Agreement:
“The Company shall have the right to require Participant to pay to the Company or the affiliate employing Participant in the United Kingdom the amount of any taxes or National Insurance Contributions (“NICs”) which the Company or such affiliate is required to withhold with respect to the option (the “Tax Withholding Obligation”) from Participant’s wages or other payments due to Participant at any time, or, in lieu thereof, to retain, or sell without notice, a number of Shares sufficient to cover the Tax Withholding Obligation. The value of the Shares withheld for such purposes shall be based on the fair market value of the Shares on the date of the exercise. To the extent that the Company or its affiliate withholds in Shares, it will do so at the minimum statutory rate. Should the Company or the affiliate withhold cash in excess of Participant’s actual Tax Withholding Obligation, the Company and/or Participant’s employer will refund the excess amount to Participant within a reasonable period and without any interest. Participant authorizes the Company or the affiliate, or their agents (including, without limitations, any broker or bank) to withhold the cash or Shares as appropriate to fulfill the Tax Withholding Obligation. Participant understands that he shall pay to the Company, or his employer, any amount of tax that is required to be withheld as a result of Participant’s participation in the Plan or Participant’s purchase of Shares that cannot be satisfied by the means described above within 90 days after the taxable event (e.g., exercise, assignment, release or cancellation of the option) (the “Due Date”) in order to avoid a further tax charge. Participant further agrees to pay the Company and/or the Employer any amount of the Tax Withholding Obligation that is not satisfied by the means described above.
If payment or withholding is not made by the Due Date, the amount of the uncollected tax shall constitute a loan owed by Participant to the Employer, effective on the Due Date. Participant agrees that the loan will bear interest at the HM Revenue & Customs official rate of interest and it will be immediately due and repayable and the Company and/or the Employer may recover it at any time thereafter by any of the means referred to above. Notwithstanding the foregoing, if Participant is an “Officer” (as defined in Rule 16a-1(f) of the U.S. Securities Exchange Act of 1934), the terms of this provision will not apply. If any of the foregoing methods of collection are not allowed under applicable law or if Participant fails to comply with his or her obligations in connection with the Tax Withholding Obligation as described in this section, the Company may refuse to honor the exercise and refuse to deliver the Shares.
Participant is liable and responsible for all taxes and NICs owed in connection with the option, regardless of any action the Company takes with respect to any Tax Withholding Obligations that arise in connection with the option. The Company does not make any representation or undertaking regarding the tax and social insurance contributions treatment or the treatment of any tax and social insurance contributions withholding in connection with the exercise of the option. The Company does not commit and is under no obligation to structure the option or the exercise of the option to reduce or eliminate Participant’s tax liability.”
NOTIFICATIONS
     If you are a director or shadow director of a UK subsidiary or affiliate of the Company and the UK subsidiary or affiliate is not wholly owned by the Company, you are subject to certain notification requirements under the UK Companies Act. Specifically, you must notify the UK subsidiary or affiliate in writing of your interest in the Company and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary or affiliate when you acquire or sell Shares acquired through the options. This disclosure requirement also applies to any rights or shares acquired by your spouse or children (under the age of 18).